Exhibit 10.13
WEALTHFRONT CORPORATION
BONUS PLAN
1.    Effective Date; Objective. This Bonus Plan (“Plan”) shall be effective as of the closing of the sale of shares of the Company’s common stock to the public pursuant to a registration statement declared effective by the U.S. Securities and Exchange Commission (the “Effective Date”) and is effective for calendar year 2025 and each year thereafter (each, an “Eligibility Period”), unless otherwise amended or terminated by Wealthfront Corporation (the “Company”) in accordance with the Plan. The Plan supersedes all prior bonus plans but not sales or origination-related commission plans. The objective of the Plan is to financially incentivize and reward employees based upon the Company’s performance and for their individual contributions to the success of the Company.
2.    Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Plan Administrator”), which shall have the discretionary authority to interpret and administer the Plan, including all terms defined herein, and to adopt rules and regulations to implement the Plan, as it deems necessary. The Plan Administrator shall also have the authority to determine which, if any, of the Company’s subsidiary and/or affiliate entities shall be covered by the Plan (to the extent that any such subsidiaries and/or affiliates are designated as covered by the Plan, any references herein to the “Company” will also refer to such subsidiaries and/or affiliates). In addition, the Plan Administrator hereby delegates to the Company’s Chief Executive Officer and Chief Financial Officer (such individuals, the “Executive Administrators” and together with the Plan Administrator, the “Administrators”) the day-to-day implementation and interpretation of the Plan, including the determination of whether, or to what extent, any individual, group, business unit or company-wide performance goals have been satisfied and the approval of individual payouts under the Plan. Notwithstanding the foregoing, the approval of the Plan Administrator shall be required for the approval of the Plan itself and any material amendments to the Plan, approval of the aggregate payout under the Plan, and approval of any individual payouts to any Executive Officers (as defined in the Charter of the Compensation Committee of the Board of Directors). All of the foregoing may also be approved by the Board of Directors. Any action that requires the approval of the Executive Administrators must be approved unanimously and any action that requires the approval of the Executive Administrators may instead be approved by the Plan Administrator. The decisions of the Administrators are final and binding and shall be given the maximum deference permitted by law.
3.    Eligible Employees. Participation in the Plan is limited to full-time regular Company employees who are employed by the Company on or before the start of the applicable Eligibility Period (“Eligible Employees”). Participation in the Plan for each Eligible Employee is effective on January 1 of the Eligibility Period or the day the Eligible Employee commences as a full-time regular employee during any Eligibility Period. This Plan excludes employees who are not expressly classified by the Company as “regular,” including but not limited to temporary employees. An Eligible Employee may be considered ineligible for the Plan or for any individual award thereunder at any time and for any reason at the Administrators’ discretion regardless of whether he or she remains an employee of the Company. This Plan is intended to compensate individuals for performance as well as encourage employee retention through and until the date any bonus is paid; retention is therefore a key component of Plan eligibility.
4.    Changes in Plan. The Company reserves the right, in its sole discretion, to modify or terminate the Plan in total or in part, at any time. Any such change must be in writing and approved by the Plan Administrator. However, no modification or termination shall apply retroactively.
5.    Interpretation of Plan. In the event of a question or dispute involving the interpretation or administration of the Plan, the Plan Administrator will interpret and administer the Plan. The decision of the Plan Administrator shall be made based upon its sole discretion and shall be final and binding. All inquiries should be made via email to Hr@wealthfront.com who will forward the inquiry to the Plan Administrator or its delegates for consideration and decision.
6.    Entire Agreement. This Plan is the entire plan between the Company and Eligible Employees and supersedes all prior bonus or incentive plans (other than sales- or origination-related commission plans or, for the avoidance of doubt, equity incentive plans) or any written or verbal representations regarding the subject matter of this Plan.
7.    Bonus Pool. Each Eligibility Period, the Plan Administrator, in its sole discretion, will establish one or more bonus pool(s), which may be established before, during or after the applicable Eligibility Period. Actual awards will be paid from the bonus pool(s).
8.    Discretion to Determine Criteria. The Plan Administrator will, in its sole discretion, determine the performance goals applicable to any award. The goals may be on the basis of any such factors the Plan Administrator determines relevant, and may be on an individual, group, business unit or company-wide basis. Performance goals may be measured over the period of time determined by the Plan Administrator in its sole discretion. An Eligibility Period may be divided into one or more shorter periods if, for example, but not by way of limitation, the Plan Administrator desires to measure all or some performance criteria over 12 months and other criteria (if any) over fewer months. The performance goals may differ from Eligible Employee to Eligible Employee and from award to award. Failure to meet the goals will result in a failure to be awarded the full award, except as expressly provided herein, or as otherwise determined by the Plan Administrator in its discretion. As determined by the Plan Administrator, the performance goals may be based on GAAP or non-GAAP results and any actual results may be adjusted by the Plan Administrator for one-time items, unbudgeted or unexpected items, acquisition-related activities or changes in applicable accounting rules when determining whether the performance goals have been met. It is within the sole discretion of the Plan Administrator to make or not make any such equitable adjustments.
9.    Eligible Earnings. “Eligible Earnings” are defined as base salary, prorated for hire date, base salary rate changes, bonus target percent changes and leaves of absence (proration based on 365 days in the year) that occur in the Eligibility Period. Eligible earnings exclude Company payments that are in addition to base salary including but not limited to payments for moving or relocation allowances, or other bonuses or commissions. Changes to base salary throughout the calendar year will be reflected in final wages used to calculate the bonus.
10.    Bonus Target. “Bonus Target” is defined as the percentage of Eligible Earnings that may be paid out at 100% performance achievement, determined by each Eligible Employee’s position and communicated at the time of hire or in writing from time to time. The bonus may be weighted based on individual performance to measurable objectives and/or group, business unit or Company performance. The bonus can provide for payout above target for performance in excess of the individual performance factors and/or group, business unit or Company performance factors.
The Administrators reserve the right, in their sole discretion, to reduce or eliminate the amount of a bonus payment otherwise payable to an Eligible Employee. In addition, the Administrators reserve the right, in its sole discretion, to increase the amount of an incentive payment otherwise payable to an Eligible Employee with respect to any period, provided that the Plan Administrator must approve any change to the amount of an incentive payment payable to any Executive Officer.
11.    Bonus Vesting and Payments. Bonuses are earned on the date of payment and not sooner, either in whole or in part. Bonuses will be paid in cash. Bonuses may be paid on a quarterly, semi-annual, annual or other periodic basis as determined by the Plan Administrator. Bonuses, if any, will be paid before the 15th day of the third month following the end of the calendar year to which they relate. All bonus payments will be made net of applicable withholding taxes.
12.    Transfers. Employees who participate in the Plan and who transfer to a new position not covered by this Plan may be considered for a Bonus calculated on a pro-rata basis for the applicable period.
13.    Inactive Employees. Employees on leave of absence or extended time off will be considered for a prorated Bonus based on both Company performance and, if applicable, individual performance (based upon their level of performance and contribution while actively employed during the Eligibility Period). The proration will be calculated based on the percentage of the period worked. The Administrators will determine the appropriate proration and his/her determinations shall be final and binding.
14.    Termination of Employment Before Date of Payment. An Eligible Employee who terminates employment before the date the bonus is earned, whether termination is voluntary or involuntary, shall earn no bonus.
15.    Employment at Will. The employment of all Eligible Employees at the Company is for an indefinite period of time and is terminable at will, at any time by either party, with or without cause being shown or advance notice by either party. This Plan shall not be construed to create a contract of employment for a specified period of time between the Company and any Eligible Employee, or to change the at-will employment status of any Eligible Employee.

16.    General Provisions. Bonus payments represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any incentive payment shall have no rights other than those of a general unsecured creditor to the Company. No Eligible Employee will have the right to alienate, pledge or encumber his or her interest in this Plan, and such interest will not (to the extent permitted by law) be subject in any way to the claims of the Eligible Employee’s creditors or to attachment, execution or other process of law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any bonus payment shall be determined in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws thereof) and applicable Federal law. No incentive payment made under the Plan shall be intended to be deferred compensation under Section 409A of the Internal Revenue Code and will be interpreted accordingly. The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and will be construed and administered in accordance with such intention.